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                                                                   EXHIBIT 10.9

July 31, 1995


Mr. Derek V. Smith
Atlanta, Georgia


Dear Derek:

In connection with your proposed purchase of land on which you are to construct a new residence, you have applied for and obtained financing from Boston Safe Deposit and Trust Company ("Boston Trust") in the amount of $850,000. This financing is conditioned, however, upon Equifax Services Inc. ("Equifax") providing a Limited Corporate Guaranty to Boston Trust on your behalf in the amount of $205,000 (the "Guaranty"). You have requested from Equifax the issuance of said Guaranty and Equifax agrees to issue a Guaranty for your behalf, subject to the following terms and conditions.

To evidence sums that may be required to be paid on your behalf, you agree to the terms and conditions contained in that promissory note attached hereto as Attachment "A" and agree to execute and deliver to Equifax the attached promissory note simultaneously with your execution of this Letter Agreement. As collateral for this note, you agree that: (a) upon the vesting of all Equifax Inc. restricted stock currently held by you (or any that may be granted to you in the future); and (b) upon payout in Equifax Inc. stock of all Performance Share Plan units now held (or any that may be granted to you in the future), Equifax may retain such stock as security as long as Equifax remains liable on the Guaranty and/or sums have been advanced on your behalf under the Guaranty which have not been repaid. Upon the vesting of restricted stock and/or PSP payouts described above, you agree to execute and deliver to Equifax any and all documents necessary for the granting of a valid security interest therein to Equifax, along with duly executed blank stock powers.

Please acknowledge your agreement with the foregoing terms by signing in the space provided below.

Sincerely,



Daniel W. McGlaughlin
President and Chief Operating Officer

DWM/kb
Attachment
DVSMITH.DWM



_____________________________________
Derek V. Smith

Date:________________________________
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                                PROMISSORY NOTE



$205,000

                                                                STATE OF GEORGIA

                                                                   JULY 31, 1995



For value received, Derek V. Smith, of 305 Clifftop Court, Roswell, Georgia, promises to pay to Equifax Services Inc., at 1600 Peachtree Street, NW, Atlanta, Georgia 30309 ("Equifax"), the lesser of: (a) the principal sum of Two Hundred Five Thousand Dollars ($205,000.00), plus interest; or (b) the aggregate, unpaid principal amount of all advances, plus interest, made by Equifax pursuant to that Limited Corporate Guaranty of even date issued to Boston Safe Deposit and Trust Company ("Boston Trust"). Interest shall accrue at the annual rate of 8.0% from the date of any advance by Equifax to Boston Trust or its assigns until paid in full. All sums due hereunder shall be due and payable upon demand.

This Note is secured by Equifax Inc. common stock to be delivered in accordance with the terms of that Letter Agreement, dated July 31, 1995, between the undersigned and Equifax Services Inc., the terms of which are incorporated herein by reference.

In the event any suit is commenced to enforce payment of this Note, the undersigned agrees to pay such additional sum as attorney fees as the court in such action may adjudge reasonable.

This Note shall be governed and construed in accordance with the laws of the State of Georgia.



                                           _____________________________________
                                           Derek V. Smith